EXHIBIT 10.56

INVESTOR AGREEMENT

This AGREEMENT is dated as of February 15, 2002, by and between FULL HOUSE RESORTS, INC. (“Full House”), a Delaware corporation with an address at 2300 West Sahara Avenue, Suite 450, Las Vegas, Nevada 89102, (“Full House”) and RAM ENTERTAINMENT, LLC, a Nevada limited liability company with an address at c/o Mark Knobel, 165 W. Liberty Street, #210, Reno, Nevada 89501 (“Investor”)(Full House and Investor are collectively referred to herein as the “Parties” and sometimes individually as the “Party”).

W I T N E S S E T H:

WHEREAS, Full House is the sole owner (through its wholly-owned affiliates GAMING ENTERTAINMENT (Michigan) LLC and GAMING ENTERTAINMENT (California) LLC) of certain Management Agreements executed by and between it and the Nottawaseppi Huron Potawatomi Tribe and the Torres Martinez Tribe (the “Tribes”), granting it the opportunity to develop, finance, and manage an Indian Gaming Facility for each Tribe (“Development Opportunities”), as well as owner of other various agreements and work undertaken  in connection therewith;

WHEREAS, Full House is seeking an investor to help provide the infrastructure, financing and expertise to analyze, develop and manage certain aspects of these Development Opportunities;

WHEREAS, RAM ENTERTAINMENT, LLC is desirous of contracting with Full House to be that Investor;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINED TERMS

“Affiliate” means with respect to a specified Party, any entity that directly or indirectly controls, is controlled by, or is under common control with, the specified Party.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.

“Ancillary Opportunities” means real estate development opportunities such as opportunities to develop hotels and non-gaming recreational facilities, which are ancillary to the Development Opportunities.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banking institutions are authorized by law to be closed in Las Vegas, Nevada.

“Closing Date” refers to such date or dates as the Parties mutually agree upon.

“Confidential Information” means all information which is disclosed to or otherwise acquired by a Party hereto, under or in connection with the performance by a Party of its obligations under this Agreement, which relates to the other Party hereto and/or its business, products and services. Confidential Information does not include information which is:  (i) in the public domain; (ii) already known to the party to whom it is disclosed (hereinafter “Recipient”) at the time of such disclosure as documented by records in its possession prior to such disclosure; (iii) subsequently received by Recipient in good faith from a third party having prior right to make such subsequent disclosure; (iv) independently developed by Recipient without use of the information disclosed pursuant to this Agreement; (v) approved in writing for unrestricted release of unrestricted disclosure by the party owning or disclosing the information (hereinafter “Discloser”); or (vi) produced or disclosed pursuant to applicable laws, regulations or court order, provided the Recipient has given the Discloser written notice of such request such that the Discloser has an opportunity to defend, limit or protect such production or disclosure.

“Full House Financing Obligation” shall mean Full House’s fifty percent (50%) of the amounts that the Parties are required to provide to GEC and GEM, pursuant to Section 4.1 below, to fund the requirements of the Development Opportunities and of the Project Development Budget.

“GEC” means GAMING ENTERTAINMENT (California) LLC, a limited liability company organized under the laws of the State of Delaware and a wholly-owned subsidiary of Full House and party to certain gaming Management Agreements executed by and between it and the Torres Martinez Tribe.

“GEC LLC Agreement” means the agreement governing the formation and operation of GEC, a copy of which is attached as Exhibit A hereto.

“GEM” means GAMING ENTERTAINMENT (Michigan) LLC, a limited liability company organized under the laws of the State of Delaware and a wholly-owned subsidiary of Full House and party to certain gaming Management Agreements executed by and between it and the Nottawaseppi Huron Potawatomi Tribe.

“GEM LLC Agreement” means the amended and restated LLC agreement governing the formation and operation of GEM, a copy of which is attached as Exhibit B hereto.

“Indian Gaming Facility” means a facility located in Indian Lands (as defined in the LLC Agreement) in which it is lawful to conduct Class II or Class III gaming, as such terms are defined in the Indian Gaming Regulatory Act, as amended (25 U.S.C. § 2701 et seq.).

“Investor Loans” includes the Temporary Loan and any other funds advanced or loaned by Investor to GEM or GEC, as well as amounts loaned by Investor to GEC and GEM to fund the Full House Financing Obligation, as described at Section 5.2 below, which are repaid as set forth at Article V below.

“In-House Project Personnel” means employees of a Party or its Affiliates (other than an LLC) who perform services in connection with a project.

“Management Agreement” includes the Second Amended and Restated Management Agreement between the Tribe and GEM and the Temporary Gaming Facility Management Agreement between the Tribe and GEM.

“Management Committee” refers to the individuals responsible, pursuant to the GEC LLC and GEM LLC Agreements, for the management of GEC and GEM, and who are appointed by the Members as set forth herein.

“Material Breach” means any action with respect to the business of GEM, LLC, which constitutes (i) fraud, embezzlement, misappropriation, dishonesty or breach of trust; (ii) a felony or any action involving moral turpitude; (iii) a material breach or violation of any or all of the covenants, agreements and obligations set forth in this Agreement (including without limitation a willful or knowing failure or refusal to perform any or all material duties and responsibilities — including in particular all financing responsibilities — in this Agreement or in the GEM LLC Agreement) which remains uncured for a period of fifteen (15) days after written notice to cure the action or inaction specified therein.

“Outside Project Personnel” means non-employee professionals, contractors or agents who are retained by a Party or its Affiliates (other than an LLC) to perform services in connection with the Development Opportunities.

“Prime” shall mean the prime rate charged by Bank of America, New York.

“Project Development Budget” shall have the meaning set forth in Article III hereof.

“Site” means the prospective location for the Tribe’s proposed Indian Gaming Facility, which is further described in the fee-to-trust application filed by the Tribe with, and currently pending before, the Bureau of Indian Affairs.

“Temporary Loan” means the funds required to develop the Temporary Facility on the Site as defined in the Management Agreements.

ARTICLE II

ADMISSION OF INVESTOR TO LLC’s

Section 2.1  Admission of Investor.  Upon execution of this Agreement, Investor shall be admitted to GEC and GEM as a Member with 50% of the ownership interest therein, and having the rights and responsibilities set forth here and in the GEC and GEM LLC Agreements, which shall be or have been amended to the extent necessary to reflect the terms of this Agreement.  Of even date  herewith, the Parties have entered into an Amended and Restated Limited Liability Company Agreement of GEM, pursuant to this Investor Agreement; in the event of any conflict between the terms of this Investor Agreement and the provisions contained therein, the terms of this Investor Agreement shall be controlling.

Section 2.2  Initial Loan by Investor to Full House.  Immediately upon execution of this agreement, Investor shall loan to Full House the sum of Two Million Three Hundred Eighty One Thousand Two Hundred Sixty Dollars ($2,381,260) (the “Initial Loan”) pursuant to a promissory note attached as Exhibit C (“Note”), which Note shall be secured by a Security Agreement attached hereto as Exhibit D (“Security Agreement”).  The Initial Loan shall be paid pursuant to the terms of the Note and be due and payable one year from receipt by Full House of the full amount of the Initial Loan proceeds.  Notwithstanding the foregoing, in the event that both of the two events described at subparagraphs (a) and (b) of this Section 2.2 (collectively, the “Investor Contingencies”) occurs prior to that date, then the Initial Loan shall be deemed to be paid in full, and Investor shall be credited with a capital contribution to GEM in the amount of Two Million Dollars ($2,000,000) and with the sum of Three Hundred Eighty One Thousand Two Hundred Sixty ($381,260) as part of its Temporary Loan to GEM.

Notwithstanding anything contained herein to the contrary, the Parties acknowledge that the capital contribution of Full House shall, as of the date that Investor is credited with the $2,000,000 capital contribution described in the foregoing sentence, also be deemed to be $2,000,000.

(a)                                  Federal approval of the currently-pending fee-to-trust application filed by the Nottawaseppi Huron Band of Potawatomi in Michigan, in connection with their proposed Site for construction of their Indian Gaming Facility; and

(b)           Federal approval of a Class III Management Agreement that has been executed by the Tribe.

Investor may waive any one or more of the Investor Contingencies.  In the event that both Investor Contingencies fail to occur prior to the due date of the Initial Loan (which due date, according to its terms, shall be the first anniversary of the execution date of the Note given in connection therewith) or are not waived by Investor, then the Initial Loan shall be payable in full and Investor shall forfeit its interest in GEM.

Notwithstanding anything to the contrary contained herein, the Parties shall, based upon an equitable tax treatment of the transaction, treat the transaction whereby the Initial Loan is deemed to be paid in full upon the happening (or waiver) of the Investor Contingencies, as

(i)                                    an acquisition by Investor of one half of Full House’s interest in GEM, or

(ii)                                a capital contribution by Investor to GEM, followed by a distribution of $2 million to Full House,

as well as an Investor Loan to GEM in the amount $381,260.

Section 2.3  Special Distribution of Profits to Investor.  After the Investor Contingencies have been met, GEM profits shall be divided equally between the Members except as set forth in Section 5.4 below.  However, a priority distribution of the first $2 million of any distributions from GEM shall be paid out to Investor, and the second $2 million of distributions from GEM shall be paid out to Full House, as a repayment of their respective capital contributions to GEM.  Notwithstanding the foregoing, GEM shall not make any distribution or payment to Full House or an affiliate prior to making  the $2,000,000 priority distribution to Investor.

Section 2.4  Management Committee.  The Management Committee will consist of three members. One member appointed by Full House, one member appointed by Investor, and the third member will be appointed by the Investor so long as the Initial Loan or any Investor Loans remain unpaid; thereafter, the third member will be appointed jointly by the Members.

Section 2.5  Failure of Investor Contingencies.  Notwithstanding provisions herein to the contrary, in the event that both Investor Contingencies fail to occur within one year from Full House’s receipt of the proceeds of the Initial Loan, and Investor has not waived any unfulfilled Investor Contingency, so that the Investor is credited with the capital contribution as stated above at Section 2.2, then Investor shall cease to be a member of GEM and of GEC.

ARTICLE III

PURPOSE AND BUSINESS DEVELOPMENT PROCESS

Section 3.1  Purpose.  The Parties agree that they shall, through their participation in GEC and GEM, jointly pursue the Development Opportunities with a view to develop, finance, and manage Indian Gaming Facilities for the Tribes.

Section 3.2  Huron Potawatomi Development Opportunity. The Parties agree that they will develop and operate the Huron Potawatomi Development Opportunity in accordance with the terms of the GEM LLC Agreement, as amended pursuant to this Agreement. Each Party agrees to devote to GEM such resources as are reasonably necessary to develop and manage this Development Opportunity. The Parties shall agree upon a timeline documenting target dates respecting:  (i) the creation of a Project Development Budget (as defined in Article III hereof); (ii) the securing of necessary permits and approvals; and (iii) the securing of third party financing.  All expenses related to this Development Opportunity shall be incurred in accordance with the Project Development Budget and borne equally by the Parties, but funded as set forth herein below.  Except as otherwise agreed between the Parties, no Party shall enter into any material third party agreement without the consent of the Other Party.  The Parties shall work together on this Development Opportunity in accordance with its Project Development Budget and all related expenses shall be incurred in accordance with the Project Development Budget and paid by GEM.

Section 3.3  Licenses.  The Parties acknowledge that the business activities of GEC and GEM will require GEC, GEM and the Parties (and/or their Affiliates) to obtain various gaming licenses and approvals (the “Licenses”).  Each Party hereby agrees to use its best efforts to obtain such Licenses (and to cause any of its Affiliates required to obtain License to use its best efforts) in as short a time period as reasonably practicable (but no later than 30 days after receipt of a written request for submission), including submission of all required applications and response to all requests for information from a licensing agency.  In the event that a Party is advised that a required license will not be issued to it or its Affiliate(s) or that such license will only be issued upon terms which the Party reasonably deems unacceptable, such Party (the “Notifying Party”) shall provide immediate notice to the other Party whereupon the Notifying Party shall transfer its interest in GEC and GEM to the other party, and shall receive as sole consideration there for, re-payment of its capital account from funds generated by the operation of the LLC from which it has withdrawn.  Notwithstanding anything to the contrary expressed or implied in this Investor Agreement or in the Amended Operating Agreement of GEC or GEM, the sale, assignment, transfer, pledge or other disposition of any interest in GEC or GEM after it is licensed by the NIGC is ineffective unless approved in advance by the NIGC.  If at any time the NIGC finds that a Party which owns any such interest is unsuitable to hold that interest, the NIGC shall immediately notify the Company of that fact.  The Company shall, within 10 days from the date that it receives the notice from the NIGC, return to the unsuitable Party the amount of his capital account as reflected on the books of the Company.  Beginning on the date when the NIGC serves notice of determination of unsuitability, pursuant to the preceding sentence, upon the Company, it is unlawful for the unsuitable Party:  (a) to receive any share of the distribution of profits or cash or any other property of, or payment upon dissolution of the Company, other than a return of capital as required above; (b) to exercise directly or through a trustee or nominee, any voting right conferred by such interest; (c) to participate in the management of the business and affairs of the limited-liability Company; or (d) to receive any remuneration in any form from the Company, for services rendered or otherwise.

Section 3.4  Torres Martinez Development Opportunity.  The Parties acknowledge that the Torres Martinez Tribe has sent notification of its intent to abrogate the Management Agreement with GEC.  The Parties will jointly pursue a recovery of the costs incurred for this project.  In the event that either of the Parties, or their affiliates, determines to pursue possible re-engagement or a new agreement with this Tribe, then it shall do so through GEC and the financing for GEC shall be made upon terms reasonably similar to those set forth herein regarding the financing for GEM.  If Investor, in its sole discretion, declines to provide financing for GEC upon terms reasonably similar to those herein upon which it provides financing to GEM, then  Investor shall cease to be a Member of GEC and shall transfer its interest in GEC to Full House.

ARTICLE IV

BUDGETS & EXPENDITURES

Section 4.1  Project Development Budget.  The Parties shall develop a budget for Huron Potawatomi Development Opportunity (the “Project Development Budget”) for the period commencing immediately and ending upon the date that the facility is budgeted to be generating cash flow sufficient to cover its expenses. The Project Development Budget must be approved by both Parties. The Parties and/or their Affiliates shall be entitled to reimbursement for all costs incurred which are in accordance with the Project Development Budget. Any reimbursements made pursuant to this Article III shall be made within 30 days after each Party (or each Member) has reviewed and approved supporting documentation submitted by the Party or Member seeking reimbursement.  Notwithstanding anything contained herein to the contrary, reimbursement to a Party for the out-of-pocket expenses and costs of In-House and outside Project Personnel must be approved by both Parties.

Section 4.2  Personnel.  Unless expressly permitted in the Project Development Budget, each Party and their respective Affiliates shall bear the costs of their respective executive and/or key personnel, including their travel and related expenses, incurred in connection with the Development Opportunities. It is hereby agreed by the Parties that each will cause GEM to use its best efforts to so structure the contractual arrangements with the Tribe, in a manner that will permit the Parties’ out-of-pocket expenses as well as costs of their In-House Project Personnel and Outside Project Personnel, which may be incurred or utilized in accordance with the Project Development Budget, to be reimbursed.

Section 4.3  Variations from Budget.  Any variations (either individually or in the aggregate for related expenses) from an approved Budget will require further approval from each of the Parties should they be in excess of the lesser of (i) 10% of the originally approved amount, or (ii) $50,000 in excess of the originally approved amount.

Section 4.4  GEM Project Manager.  The salary of the GEM Project Manager shall be bourne by Full House until the Investor Contingencies are met; thereafter, the salary of the GEM Project Manager shall be bourne by GEM.

ARTICLE V

FINANCING RESPONSIBILITIES

Section 5.1  Funding of GEM.  The Parties agree that it is their intent to cause GEM to develop the Huron Potawatomi Development Opportunity with non-recourse financing, and they agree that each will use commercially-reasonable efforts to obtain, for GEM, the maximum amount of non-recourse financing for the project.  In the event that the Management Committee of GEM determines that such financing is either not fully-available or is not fully-available on acceptable terms (such a determination being hereinafter referred to as “Unavailable Financing”), Full House and Investor shall each be responsible to provide, as loans to GEM, fifty percent of the additional funds needed to pursue the Development Opportunity in accordance with the approved Project Development Budget.  Although each of Full House and Investor is responsible to provide to GEM fifty percent of such additional funds, those funds shall be loaned solely by Investor, upon the terms set forth in the GEM Management Agreements and shall be secured by the assets of GEM.

Section 5.2  Investor Loans to GEM.  The Parties intend that, to the extent possible, all expenditures which GEM is required to make in connection with the Development Opportunity will be made from the proceeds of non-recourse, third party loans to GEM.  To the extent that Unavailable Financing occurs, Investor shall, commencing upon execution of this Agreement, loan to GEM, upon the terms set forth in the GEM Management Agreements, all costs and expenses appropriate solely for the purposes of developing the Development Opportunity (the “Investor Loans”).

Section 5.3  Repayment of Investor Loans.  The Parties intend that, to the extent possible, all expenditures which GEM is required to make for this project will be loans from GEM to the Tribe and will be repaid by the Tribe to GEM in accordance with the terms of the Tribal loan documents and Management Agreements.

To the extent that any of the Investor Loans to GEM is included in the Tribal loan documents as a loan from GEM to the Tribe, then GEM shall repay the Investor Loans upon all of the same terms as the Tribe repays its loan to GEM as provided in the Management Agreements executed between GEM and the Tribe; and

To the extent that any of the Investor Loans to GEM is not included (“Non-included Amount”), then such Non-included Amount shall be repaid to the Investor by GEM commencing upon GEM’s receipt of revenues from gaming operations at the Tribe’s Indian Gaming Facility, at an interest rate of Prime plus 1%.

Section 5.4  Special Allocation of Profits to Investor.  In the event that, within the earlier of 24 months from the date of the first advance of an Investor Loan, or 12 months from the date that the Tribe’s Indian Gaming Facility commences receipt of gaming revenue from its patrons, GEM has failed to repay the Investor Loans then the following shall apply:

Investor shall be entitled to receive 22.5% of the profits of GEM which would otherwise be allocable to Full House; provided however, that Investor shall cease to be entitled to said special allocation at such time as all Investor Loans have been repaid by GEM or at its sole discretion, by Full House.

Section 5.5  Additional Limitations on Distributions.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution if such distribution would violate federal or state law.

Section 5.6  Additional Provisions Regarding Investor Loans.  A default of the Investor Loan shall occur upon the failure of GEM to timely make any payment to Investor, as set forth herein.

The maturity date of the Temporary Loan shall be the earlier of the fourth (4th) anniversary of the date that the Investor Contingencies are satisfied or the second anniversary of the date that Class III gaming commences at the Indian Gaming Facility.  In the event that the Temporary  Loan is not fully paid to Investor by the maturity date of the Temporary Loan, then Full House shall unconditionally pay to Investor, within ninety (90) days of written demand by Investor, half of the outstanding principal balance plus all unpaid interest accrued on half of the outstanding principal.  In the event that (i) a default of any Investor Loan occurs or (ii) less than all of the Investor Loan is timely paid by GEM, then Full House shall pay to Investor up to fifty percent (50%) of any outstanding principal balance plus all unpaid interest thereon within ninety (90) days of written demand of Investor.

The Temporary Loan shall be secured by the assets of GEM pursuant to the terms of a Security Agreement in form acceptable to Investor’s counsel.

As an inducement to Investor to loan the funds on behalf of Full House, to develop the Development Project and for other valuable consideration, Full House personally guarantees the repayment of half of the Investor Loans. The maximum amount which Investor will have to advance under the Temporary Loan shall be $12,500,000. Investor shall only lend funds as provided in the Budget.

If the Temporary Loan has not been fully-repaid to Investor by its maturity date, or any management fees due from Tribe to GEM are in arrears, then Investor shall not be obligated to lend any further funds pursuant to the Investor or LLC Agreements.

ARTICLE VI

CONFIDENTIALITY AND PRESS RELEASES

Section 6.1  Confidentiality.  The Parties acknowledge that in connection with the performance of their obligations under this Agreement, it may be necessary and convenient for Investor to disclose and make available to Full House information relating to Investor and/or its business, products and services; and that it may be necessary and convenient for Full House to disclose and make available to Investor, information relating to Full House and/or its business, products and services.

Except as necessary to perform pursuant to this Agreement, each recipient (the “Recipient”) shall never use or duplicate any Confidential Information, and shall keep confidential and never disclose any Confidential Information unless the discloser (the “Discloser”) has, in its sole discretion, previously and expressly consented to such use, duplication or disclosure in writing.  Each Recipient may disclose such Confidential Information to those principals, agents and employees of Recipient whose knowledge is necessary for the performance by a Party of its obligations under this Agreement provided that all such principals, agents and employees shall be advised of their obligations to protect Discloser’s interests, which obligations shall be identical to Recipient’s under this Agreement.  The Parties acknowledge and agree that:

(A)          All Confidential Information disclosed by or belonging to Investor is and shall remain the exclusive and valuable property of Investor and all Confidential Information disclosed by or belonging to Full House is and shall remain the exclusive and valuable property of Full House;

(B)          The Recipient does not hereby obtain any license or other interest in or to Confidential Information of the Discloser or the subjects thereof; and

(C)          Upon the completion of any dealing between the Parties, each Recipient shall promptly deliver to Discloser all products, components and equipment provided by Discloser as well as all records or other things in any media containing or embodying Discloser’s Confidential Information within its possession or control which were delivered or made available to each Recipient during or in connection with any dealing between the Parties, including any copies thereof.

The Parties further acknowledge and agree that the restrictions on the use, duplication and disclosure of the other Party’s Confidential Information set forth herein are reasonable to protect the latter’s business interests.

Section 6.2  Press Releases.  The Parties agree not to issue any press or other releases with respect to an LLC without the prior approval of the other Party.  In the event that upon the advice of securities counsel a Party believes that it must issue a press or other release, such Party shall submit a draft of the proposal release to the other Party.  The Parties will attempt within two business days to agree on the context of the release before it is issued.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 7.1  Conditions to the obligations of the Parties.  The obligations of the Parties under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions:

(A)          Investor Representations and Warranties.  Representations and warranties by Investor set forth below are true, complete and correct as of the Closing Date.

(B)          Full House Representations and Warranties.  Representations and warranties by Full House set forth below are true, correct and complete as of the Closing Date.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

Each of the representations and warranties contained in this Article VIII shall survive the admission of Investor to GEM and GEC.

Section 8.1 Full House represents and warrants that:

(A)          All tribal approvals required to conduct gaming on the Site have already been obtained;

(B)          The financial statements of GEM fairly present the condition of GEM and there is no indebtedness or liability of GEM other than as disclosed on the same attached hereto as Exhibit E; and

(C)          The GEM and GEC membership interests being acquired by Investor from Full House pursuant to this Agreement are and shall be, at the time of its admission, free of any claims, liens, security interests and encumbrances, except as provided herein.

Section 8.2  Investor represents and warrants that, upon satisfaction of the Investor Contingencies, it will have immediate access to $12.5 million, as well as access to all other funds necessary for it to comply with its obligations under this Agreement.

Section 8.3  Full House and Investor each represent and warrant:

(A)          It is an entity duly organized, validly existing and in good standing under the laws of the State in which it was formed and has all requisite power and authority to enter into this Agreement.

(B)          All corporate or company actions necessary for it to execute, deliver and perform this Agreement will be duly and properly taken by its respective Managers and/or board/officers, as appropriate, and all company actions necessary for it to execute, deliver and perform under the GEC LLC and GEM LLC Agreements will be duly and properly taken by its respective Managers and/or officers, as appropriate.

(C)          This Agreement constitutes a valid and binding obligation of the Party making this representation, enforceable in accordance with the respective terms of such agreement.

(D)          Neither its execution, delivery nor performance of this Agreement will violate or breach any term or provision of, or constitute a default under, its Membership Agreement, Certificate of Incorporation or By- Laws, as amended, or any material agreement to which it is a Party or to which it or any of its property is subject, and, neither the execution, delivery nor performance of the GEC LLC or GEM LLC Agreement will violate or breach any term or provision of, or constitute a default under, their respective Membership Agreements, Certificates of Incorporation or By-Laws, as amended, or any material agreement to which they are a Party or to which they or any of their property is subject.

(E)           To the extent that it would prevent performance of this Agreement or the GEC  LLC or GEM LLC Agreements:

(i)            there are no actions, suits, claims, proceedings or investigations (whether or not on its behalf) pending or, to its knowledge, threatened against or affecting it with respect to their businesses, at law or in equity or before or by any governmental court, department, commission, board, bureau, agency or instrumentality, except as made known in the public domain, set forth in its securities filings or disclosed to the Parties of this Agreement;

(ii)           it is not in default with respect to any order, writ, injunction, or decree of any court or governmental department, commission, board, bureau, agency or instrumentality with respect to their businesses; and

(iii)         to the best of its knowledge, has complied in all material respects with all laws, regulations and orders applicable to engaging in its businesses.

(F)           no representation or warranty made by it in this Agreement , in the GEC LLC or GEM LLC Agreement, or in any document, certificate or schedule required to be furnished pursuant thereto, contains any untrue statement of material fact, or omits to state a material fact necessary to make any statement contained herein or therein not misleading.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Notices.  All notices provided for in this Agreement shall be in writing, duly signed by the Party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail or by recognized overnight delivery service, as follows:

(i)            If given to Full House, in care of the Secretary at 2300 West Sahara Avenue, Suite 450-Box 23, Las Vegas, Nevada 89102, Telecopy:  (702) 221-8101 with a copy to the Full House General Counsel at the same address;

(ii)           If given to Investor, in care of the Chief Executive at the address set forth in the first paragraph of this Agreement, with a copy to the General Counsel at the address set forth above.

All such notices shall be deemed to have been given when received

Section 9.2  Amendments.  Any amendment to this Agreement shall be adopted and be effective as an amendment hereto if it receives the affirmative vote of each of the Parties, provided that such amendment be in writing and executed by each of the Parties.

Section 9.3  Failure to Pursue Remedies.  The failure of any Party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

Section 9.4  Cumulative Remedies.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Party shall not preclude or waive its right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the Parties may have by law, statute, ordinance or otherwise.

Section 9.5  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of all of the Parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

Section 9.6  Interpretation.  Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable.

Section 9.7  Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

Section 9.8  Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all Parties hereto had signed the same document.  All counterparts shall be construed together and shall constitute one instrument.

Section 9.9  Integration and Future Assurances.  This Agreement constitutes the entire agreement among the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto, and all exhibits attached hereto shall be incorporated herein.. The Parties agree to execute any further documents reasonably necessary to effectuate the transactions contemplated by this Agreement.

Section 9.10  Governing Law.  This Agreement and the rights of the Parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

Section 9.11  Alternative Dispute Resolution.  Except as otherwise provided in this Agreement (and specifically excluding any matter to be determined by the Members or waived in writing by all Parties, any dispute, controversy or claim between the Parties arising out of or related to this Amended Agreement, either during the existence of the Company or afterwards, between the Parties hereto, their assignees, their Affiliates, their attorneys or agents, shall be resolved in Reno, Nevada, as set forth in this Section 9, which shall apply, without limitation, to any action against any Member and all actions where the Chancery Court of the State of Delaware would have subject matter jurisdiction but for this Section 9, except for those actions where the court has exclusive subject matter jurisdiction expressly under Section 18-305(f) of the Act.  In those actions where that court has that exclusive subject matter jurisdiction, despite the provisions of this Agreement intended to control over the Act, the Parties hereby submit to the personal jurisdiction and venue of that court, and they agree that the Company or Members may enforce their rights in that court.

(a)           Good Faith Negotiations; Mediation.  The Parties shall first seek to negotiate, in good faith and in a timely fashion, a resolution of their dispute.  If such negotiations fail to resolve the dispute, then the Parties shall determine if they desire to submit the dispute to mediation, and if they elect to seek a resolution by mediation, they shall then submit the dispute to mediation by an Alternative Dispute Resolution entity (“ADR Entity”) mutually-agreed to be the parties under the ADR Entity’s mediation rules and, if the Parties cannot agree on that entity, then by the AAA under the AAA’s Commercial Mediation Rules then in effect.

(b)           Arbitration.  If the Parties have not sought mediation, or if any mediation has failed to resolve the dispute, then the dispute shall be resolved by arbitration by an ADR Entity mutually-agreed to be the parties under that entity’s arbitration rules and, if the Parties cannot agree on that ADR Entity, then by the AAA in accordance with the AAA’s Rules for Commercial Arbitration then in force, except as provided in this Section 9.  The arbitration shall be conducted in Reno, Nevada, before a panel of three (3) arbitrators, all of whom shall possess the necessary expertise about the subject matter of the dispute to be able to resolve the dispute.  The decision of the arbitration panel shall be final and binding, and the arbitration award may be confirmed by a court of competent jurisdiction.  The arbitration panel shall not have any power to alter, amend, modify, or change any of the terms of this Agreement or to grant any remedy either prohibited by the terms of this Amended Agreement or not available in a court of law.  The arbitration panel may award reasonable attorneys’ fees and costs to the prevailing or most-prevailing party.  The provisions of applicable Delaware arbitration law shall govern the arbitration, including the confirmation of any arbitration award.

(c)           Payment.  Each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrators, together with other expenses of the arbitration incurred or approved by the arbitrators, together with other expenses of the arbitration incurred or approved by the arbitrators.  Arbitration may proceed in the absence of any party, if notice under the ADR Entity’s or AAA’s rules and regulations, as applicable, of the proceedings has been given to such party.

(d)           Binding Effect and Enforcement.  The Parties agree to abide by all decisions and awards rendered in such proceedings.  Such decisions and awards rendered by the arbitrators shall be final and conclusive, and they may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first written above.

FULL HOUSE RESORTS, INC.

By:
Michael P. Shaunnessy
Executive Vice President

RAM ENTERTAINMENT, LLC

By:
Robert Mathewson
Its:

FOR VALUE RECEIVED AND IN CONSIDERATION OF BENEFITS CONFERRED ON GEM BY THIS AGREEMENT, GEM HEREBY AGREES TO PERFORM SUCH TERMS CONTAINED HEREIN AS THOSE TERMS APPLY TO IT.

GAMING ENTERTAINMENT (MICHIGAN) L.L.C.

By:
Michael P. Shaunnessy
Member